UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 10, 2011
Date of report (Date of earliest event reported)

Intermec, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13279	95-4647021
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6001 36th Avenue West
Everett, Washington 98203-1264
(Address of principal executive offices)(Zip code)

(425) 348-2600
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

As previously announced, on January 15, 2011, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Vocollect, Inc., a Pennsylvania corporation (“Vocollect”), Vancouver Acquisition Corporation, a Pennsylvania corporation and our wholly-owned subsidiary (“Merger Sub”), and the Shareholders’ Agent identified in the Merger Agreement, pursuant to which we will acquire all of the outstanding shares capital stock of Vocollect in a cash-for-stock transaction where all of the outstanding shares of capital stock of Vocollect and all in-the-money options to purchase shares of common stock of Vocollect will be exchanged for an aggregate purchase price of $190 million (subject to certain adjustments).  Under the terms of the Merger Agreement, Merger Sub will merge with and into Vocollect, with Vocollect surviving as our wholly-owned subsidiary (the “Merger”).

The U.S. federal antitrust agencies have granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the Merger.  Consummation of the transaction remains subject to other customary closing conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERMEC, INC.

By:	/s/ Robert J. Driessnack
Robert J. Driessnack Senior Vice President and Chief Financial Officer

Date: February 10, 2011